Exhibit 99.1

AudioEye Reports First Quarter 2020 Results

Seventeenth Straight Quarter of Record Revenue and Continued New Customer Adoption Drives Significantly Improved Profitability Metrics

TUCSON, Ariz. — May 14, 2020 — AudioEye, Inc. (NASDAQ: AEYE), an industry-leading software solution provider delivering website accessibility compliance to businesses of all sizes, reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Financial Results and April Update

●	Total revenue increased 115% to a record $4.3M from $2M in the same period a year ago. The increase in revenue was primarily due to continued growth in the Company’s enterprise and vertical partner channels during the period.
●	As of March 31, 2020, monthly recurring revenue (MRR) was approximately $1.4M, which was an increase of 17% compared to approximately $1.2M at December 31, 2019.
●	Gross profit increased over 170% to $2.9M (~69% of total revenue) from $1.1M (~54% of total revenue) in the same year-ago period. The increase in gross profit and gross margin was primarily due to increased efficiencies being realized as the Company continues to improve and expand the level of automation in its remediations as well as an increase in revenues.
●	Operating expenses increased 45% to $4.6M from $3.2M in the same year-ago period. The increase in total operating expenses was primarily due to increases in sales and marketing expenses as well as research and development and general and administrative expenses.
●	Net loss available to common stockholders was $1.7M, or $(0.19) per share, compared to $2.1M, or $(0.28) per share, in the same year-ago period. The improved net loss was primarily due to increased efficiencies being realized as the Company continues to improve and expand the level of automation in its remediations as well as an increase in revenues, which was offset by an increase in total operating expenses.
●	At quarter-end, the Company had $1.8M in cash, compared to $2M at December 31, 2019, and no debt.
●	Bookings increased 14% to $3.9M from $3.4M in the same year-ago period. The increase in bookings was primarily due to consistent performance in the Company’s enterprise channel and execution against the current sales pipeline as well as improved performance within the Company’s vertical partner channel through deeper penetration within existing partners.

●     Deferred revenue increased 83% to $5.3M from $2.9M in the first quarter of 2019.

●	Contracts in excess of revenue and deferred revenue increased 88% to $17.2M from $9.2M in the same period last year.
●	As of March 31, 2020, total customer count had grown to over 11,000 customers, which was an over 60% increase compared to the prior quarter and a more than 900% increase compared to the first quarter of 2019.

●	As of April 30, 2020, total customer count had grown to over 16,000 customers, and MRR was approximately $1.5M.
●	The Company is reiterating its expectation to achieve cash flow positivity in 2021, assuming normal economic conditions.

First Quarter and Recent Operational Highlights

●	Appointed Heath Thompson as Chief Executive Officer, who brings nearly three decades of leadership and engineering experience from organizations ranging from start-ups to large global corporations and possesses a deep background in SaaS and software product businesses.
●	Launched machine-learning powered AudioEye Digital Marketplace, a suite of digital accessibility solutions enabling companies of all sizes to accelerate accessibility easily and affordably.
●	Launched free 90-day trial of the AudioEye Pro solution to assist companies managing through COVID-19.
●	Continued to position AudioEye as the digital accessibility thought leader, with media coverage in publications targeted to key audiences, including business owners and website designers: Digital Trends; Social Selling News; Information Week and Small Biz Resources.
●	Continued to grow Enterprise (direct) sales channel client roster in the first quarter with prominent new customers from the consumer goods, construction, major electronics, state government agencies, financial institutions, and the automotive space among others.
●	Continued to solidify existing vertical (indirect) channel partner relationships. Currently, 20 active channel partners offer AudioEye as a preferred digital accessibility solution to their clients.

Financial Outlook

The Company remains confident in its long-term growth prospects as well as the opportunities in the digital accessibility industry as a whole. Both the Board of Directors and Company management remain focused on growing monthly recurring revenue (MRR) as its leading financial indicator. Under normal economic conditions, the Company is reiterating its expectation to achieve cash flow positivity in 2021. This forecast remains subject to change and does not factor in a significant, long-term macroeconomic impact to AudioEye or its customer base as a result of COVID-19.

Management Commentary

AudioEye Executive Chairman Carr Bettis said, “We came into the year with significant sales momentum and increasing channel partner adoption, which continued to build in the first quarter. At March 31, we counted over 11,000 customers and, by the end of April, that number had grown to over 16,000 customers, which is an order of magnitude greater than even just a few quarters ago. We were able to drive our 17th consecutive quarter of record revenue while expanding our margins considerably to nearly 70% and incrementally reducing our cash usage. At March 31, 2020 MRR was $1.4M and at April 30, 2020 was approximately $1.5M. We are reiterating our expectation that under normal economic conditions we expect to be cash flow positive in 2021.”

AudioEye Chief Executive Officer Heath Thompson added, “While we are continuing to perform within our pre-COVID projections, like any business and similar to our customers, we are not entirely immune to the effects of a global pandemic or a related macroeconomic slowdown. However, with the rapid digital transformation taking place across all commercial activity, the need for accessible solutions has become greater than ever, and we’re looking forward to leading that charge.”

Conference Call

AudioEye management will hold a conference call today, May 14, 2020 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

AudioEye management will host the call, followed by a question and answer period.

U.S. dial-in number: (877) 407-9208

International number: (201) 493-6784

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at (949) 574-3860.

The conference call will also be webcast live and available for replay, which will be accessible via the investor relations section of the company’s website. The audio recording will remain available via the investor relations section of the company’s website for 90 days.

A telephonic replay of the conference call will also be available after 7:30 p.m. Eastern time on the same day through May 21, 2020.

Toll-free replay number: (844) 512-2921

International replay number: (412) 317-6671

Replay ID: 13701570

About AudioEye

AudioEye is an industry-leading software solution provider delivering immediate ADA and WCAG accessibility compliance at scale. Through patented technology, subject matter expertise and proprietary processes, AudioEye is eradicating all barriers to digital accessibility, helping creators get accessible and supporting them with ongoing advisory and automated upkeep. Trusted by the FCC, ADP, SSA, Uber, and more, AudioEye helps everyone identify and resolve issues of accessibility and enhance user experiences, automating digital accessibility for the widest audiences. AudioEye stands out among its competitors because it delivers Machine Learning/AI-driven accessibility without fundamental changes to site architecture. Join our movement at www.audioeye.com.

Forward-Looking Statements

Any statements in this press release about AudioEye’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance are not historical facts and are “forward-looking statements” as that term is defined under the federal securities laws. Forward-looking statements are often, but not always, made through the use of words or phrases such as “believe”, “anticipate”, “should”, “intend”, “plan”, “will”, “expects”, “estimates”, “projects”, “positioned”, “strategy”, “outlook” , “forecast” and similar words. You should read the statements that contain these types of words carefully. Such forward-looking statements contained herein include, but are not limited to, statements regarding anticipated contributions from less mature lines of business, long-term growth prospects, opportunities in the digital accessibility industry, and our expectation that we will be cash flow positive by the middle of 2021 and the impact from Covid-19 related macroeconomic impact to our customers and to AudioEye. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from what is expressed or implied in such forward-looking statements, including the variability of AudioEye’s revenue and financial performance; risks associated with product development and technological changes; the acceptance of AudioEye’s products in the marketplace by existing and potential future customers; competition; general economic conditions; and uncertainties regarding the impact on our business and the overall economy from the coronavirus (COVID-19) outbreak. These and other risks are described more fully in AudioEye’s filings with the Securities and Exchange Commission (the “SEC”), including AudioEye’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 30, 2020. There may be events in the future that AudioEye is not able to predict accurately or over which AudioEye has no control. Forward-looking statements reflect management’s view as of the date of this press release, and AudioEye urges you not to place undue reliance on these forward-looking statements. AudioEye does not undertake any obligation to update such forward-looking statements to reflect events or uncertainties after the date hereof.

About Key Operating Metrics

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), we consider certain operating measures that are not GAAP measures, including monthly recurring revenue, bookings and contracts in excess of revenue and deferred revenue. AudioEye reviews a number of operating metrics such as these to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions.

We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other similar companies.

AudioEye’s bookings represent the contracted amount of money the customer commits to spend with the Company over an agreed amount of time, generally ranging from 12 months up to 60 months.

AudioEye’s contracts in excess of revenue and deferred revenue is the remaining bookings that have not yet been recognized as revenue or deferred revenue. This measure represents the contractually agreed amount of money that is remaining to be recognized as revenue under contracts and that will be recognized in subsequent periods, as company fulfills its service obligations.

Monthly recurring revenue for a paid customer account is a contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue we expect to generate on an average monthly basis for that paid customer account, assuming no changes to the subscription and without taking into account any usage above the subscription base, if any, that may be applicable to such subscription.

Vertical Partner is a CMS provider or a company which provides a web-hosting platform for private and public entities and resells the AudioEye Managed service as an accessibility service offering to its customers. CMS providers who are focused on a specific industry vertical are referred to as Vertical Partners by AudioEye. CMS providers who are vertical agnostic are referred to as Platform partners by AudioEye.

Corporate Contact:

AudioEye, Inc.

Dr. Carr Bettis, Executive Chairman

cbettis@audioeye.com

Investor Contact:

Matt Glover or Tom Colton

AEYE@gatewayir.com

(949) 574-3860

-Financial Tables to Follow-

AUDIOEYE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended March 31,
	2020	2019
	(In thousands, except for per share data)

Revenue	$4,261	$1,986

Cost of revenue	1,320	922

Gross profit	2,941	1,064

Operating expenses:
Selling and marketing	1,818	1,313
Research and development	333	142
General and administrative	2,486	1,749
Total operating expenses	4,637	3,204

Operating loss	(1,696)	(2,140)

Other income (expense):
Change in fair value of warrant liability	28	-
Interest (expense) income, net	4	(1)
Total other (loss) income	32	(1)

Net loss	(1,664)	(2,141)

Dividends on Series A Convertible preferred stock	(13)	(13)

Net loss available to common stockholders	$(1,677)	$(2,154)

Net loss per common share-basic and diluted	$(0.19)	$(0.28)

Weighted average common shares outstanding-basic and diluted	8,877	7,611

AUDIOEYE, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31,	December 31,
	2020	2019
	(In thousands, except for per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,785	$1,972
Accounts receivable, net	2,505	2,958
Unbilled Receivables	483	160
Deferred costs, short term	181	183
Debt issuance costs, net	82	137
Prepaid expenses and other current assets	234	198
Total current assets	5,270	5,608

Property and equipment, net	138	156

Right of use assets	776	827

Deferred costs, long term	137	145
Intangible assets, net	1,655	1,715
Goodwill	701	701

Total assets	$8,677	$9,152

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,235	$973
Finance lease liabilities	53	52
Operating lease liabilities	214	209
Warrant liability	92	120
Deferred revenue	5,143	5,372
Total current liabilities	7,737	6,726

Long term liabilities:
Finance lease liabilities	41	52
Operating lease liabilities	600	655
Deferred revenue	141	153

Total liabilities	8,519	7,586

Stockholders' equity:
Preferred stock, $0.00001 par value, 10,000 shares authorized
Series A Convertible Preferred stock, $0.00001 par value, 200 shares authorized, 105 shares issued and outstanding as of March 31, 2020 and December 31, 2019	1	1
Common stock, $0.00001 par value, 50,000 shares authorized, 8,877 shares issued and outstanding as of March 31, 2020 and December 31, 2019	1	1
Additional paid-in capital	51,746	51,490
Accumulated deficit	(51,590)	(49,926)
Total stockholders' equity	158	1,566

Total liabilities and stockholders' equity	$8,677	$9,152